Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

File No. 333-182447

PROSPECTUS SUPPLEMENT NO. 6

DATED November 14, 2013 (To Prospectus Dated August 15, 2012)

Q THERAPEUTICS, INC.

15,978,447 Shares of Common Stock

$1.00 per Share

This Prospectus Supplement No. 6, dated November 14, 2013, (“Supplement No. 6”), filed by Q Therapeutics, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated August 15, 2012 (as amended and supplemented from time to time, the “Prospectus”). This Supplement No. 6 is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the resale of up to 15,978,447 shares of our Common Stock by the Selling Stockholders named in the Prospectus.

Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement No. 6.

This Supplement No. 6 includes the Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed by the Company with the Securities and Exchange Commission on November 14, 2013.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 8 OF THE ORIGINAL PROSPECTUS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, OR ANY OF THE SUPPLEMENTS OR AMENDMENTS RELATING THERETO, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement No. 6 is November 14, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number: 000-52062

Q THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3708500
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

615 Arapeen Drive, Suite 102 Salt Lake City, UT	84108
(Address of Principal Executive Offices)	(Zip Code)

(801) 582-5400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name, Former Address and Former Fiscal Year, If Changed Since Last Report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of November 14, 2013, there were 24,936,833 shares of Common Stock, $0.0001 par value per share, issued and outstanding.

Q Therapeutics, Inc.

(A Development Stage Company)

Q Therapeutics, Inc.

(A Development Stage Company)

PART I

Item 1. Financial Statements

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash	$330,365	$794,207
Receivables, net of allowance of $28,800 as of September 30, 2013 and December 31, 2012	15,667	477,802
Prepaid financing costs, net	188,333	—
Prepaid expenses and other	2,800	10,366

Total current assets	537,165	1,282,375
Property and equipment, net	30,222	16,044
Other assets	7,513	7,513

Total assets	$574,900	$1,305,932

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,236,896	$1,203,365
Accrued liabilities	69,781	9,685
Accrued compensation	232,522	87,892
Notes payable	500,000	—

Total current liabilities	3,039,199	1,300,942

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 100,000,000 shares authorized; 24,936,833 and 24,761,832 shares outstanding as of September 30, 2013 and December 31, 2012, respectively	2,494	2,476
Additional paid-in capital	20,790,758	20,494,792
Accumulated deficit	(23,257,551)	(20,492,278)

Total stockholders’ equity (deficit)	(2,464,299)	4,990

Total liabilities and stockholders’ equity (deficit)	$574,900	$1,305,932

See accompanying notes to condensed consolidated financial statements.

Q Therapeutics, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Cumulative From
	2013	2012	2013	2012	Inception
Grant revenues	$—	$—	$12,286	$7,229	$1,102,545
License fees and other revenues	12,000	—	12,000	—	294,900

Total operating revenues	12,000	—	24,286	7,229	1,397,445
Cost of revenues	4,800	—	4,800	—	4,800

Gross profit	7,200	—	19,486	7,229	1,392,645

Operating expenses:
Research and development	1,371,644	283,141	1,642,591	764,810	12,615,483
General and administrative	326,649	317,961	1,078,239	1,049,249	10,197,474

Total operating expenses	1,698,293	601,102	2,720,830	1,814,059	22,812,957

Operating loss	(1,691,093)	(601,102)	(2,701,344)	(1,806,830)	(21,420,312)

Other income (expense):
Interest income	—	1,023	—	3,212	187,616
Interest expense	(66,158)	(2,136)	(66,808)	(5,580)	(2,178,222)
Other income, net	991	769	2,879	2,130	153,367

Total other income (expense), net	(65,167)	(344)	(63,929)	(238)	(1,837,239)

Loss before provision for income taxes	(1,756,260)	(601,446)	(2,765,273)	(1,807,068)	(23,257,551)
Provision for income taxes	—	—	—	—	—

Net loss	$(1,756,260)	$(601,446)	$(2,765,273)	$(1,807,068)	$(23,257,551)

Weighted average number of common shares outstanding—basic and diluted	24,839,007	24,685,193	24,807,040	24,679,417
Net loss per common share—basic and diluted	$(0.07)	$(0.02)	$(0.11)	$(0.07)

See accompanying notes to condensed consolidated financial statements.

Q Therapeutics, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Nine Months Ended September 30,		Cumulative From
	2013	2012	Inception
Cash flows from operating activities:
Net loss	$(2,765,273)	$(1,807,068)	$(23,257,551)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,624	14,088	401,271
Original debt discount	—	—	450,000
Accretion of debt costs and beneficial conversion feature	61,667	—	1,298,930
Stock-based compensation	76,316	95,912	508,117
Debt issued for services	—	110,360	90,000
Common stock issued for services	175,000	10,000	331,750
Preferred stock issued for services	—	—	44,750
Warrants issued for services	44,668	—	57,754
Provision for losses on receivables	—	(2,282)	(43,677)
Decrease (increase) in:
Receivables	462,135	26,839	28,010
Prepaid expenses and other assets	7,566	(5,465)	(10,313)
Increase (decrease) in:
Accounts payable and other liabilities	1,093,627	(73,110)	2,705,796
Accrued compensation	144,630	10,919	232,522

Net cash used in operating activities	(690,040)	(1,619,807)	(17,162,641)

Cash flows from investing activities:
Purchase of property and equipment	(23,802)	(2,363)	(431,273)

Cash flows from financing activities:
Proceeds from issuance of notes payable	250,000	—	5,507,562
Payments on short-term note payable	—	(15,000)	(90,000)
Issuance of preferred stock for cash	—	—	8,671,747
Issuance of common stock for cash	—	190,000	3,821,137
Proceeds from exercise of common stock options	—	1,800	11,600
Proceeds from exercise of preferred stock warrants	—	—	2,233

Net cash provided by financing activities	250,000	176,800	17,924,279

Net (decrease) increase in cash	(463,842)	(1,445,370)	330,365
Cash as of beginning of the period	794,207	2,741,519	—

Cash as of end of the period	$330,365	$1,296,149	$330,365

Supplemental disclosure of cash flow information:
Cash paid for interest	$866	$—	$8,537
Non cash financing activities:
Debt discount related to bridge financing	$250,000	$—	$250,000

See accompanying notes to condensed consolidated financial statements.

Q Therapeutics, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows (Unaudited) Continued

Supplemental disclosure of noncash investing and financing activities for the period from March 28, 2002 (date of inception) to September 30, 2013:

•	The Company issued 219,658 shares of common stock in exchange for technology valued at $220.

•	The Company converted $1,050,000 of notes payable and $29,691 of accrued interest to 482,008 shares of Series A2 preferred stock.

•	The Company converted $3,740,000 of notes payable and $370,346 of accrued interest to 1,787,104 shares of Series B preferred stock.

•	The Company recorded a debt discount of $1,237,263 related to preferred stock warrants issued with debt and the beneficial conversion feature.

•	The Company converted $900,000 of bridge notes payable and $16,644 of accrued interest to 916,644 shares of common stock.

•	The Company converted 250,000 shares of Series A1 preferred stock, 2,022,190 shares of Series A2 preferred stock, and 4,102,654 shares of Series B preferred stock to 13,791,231 shares of common stock.

•	Two stockholders forfeited, and the Company retired, 200,000 shares of common stock with a net impact on equity of $19 as a result of untimely payments on their notes.

See accompanying notes to condensed consolidated financial statements.

Q Therapeutics, Inc.

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. Organization

Q Therapeutics, Inc. (Q) conducts its operations through its wholly owned subsidiary, Q Therapeutic Products, Inc. (Q Products) and its wholly owned subsidiary, NeuroQ Research, Inc (collectively, Q Therapeutics or the Company). Q Therapeutics is a Salt Lake City, Utah-based biopharmaceutical company that is developing human cell-based therapies intended to treat degenerative diseases of the brain and spinal cord, the primary components of the central nervous system (CNS). Q Products was incorporated in the state of Delaware on March 28, 2002, and merged with Q Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Grace 2, Inc., on October 13, 2011. Grace 2, Inc. was incorporated on October 27, 2005. On November 2, 2011, Grace 2 changed its name to Q Holdings, Inc., and on December 10, 2012, it changed its name to Q Therapeutics, Inc.

The technology upon which these potential therapies is based was developed by Q’s co-founder Mahendra Rao, M.D., Ph.D., a leader in glial stem cell biology, during his tenure at the University of Utah and as Head of the Stem Cell Section at the National Institutes of Health (NIH). Dr. Rao was one of the first scientists to identify and seek patent coverage on stem cells and their progeny cells found in the CNS. After licensing Dr. Rao’s technology from the University of Utah and NIH, Q commenced operations in the spring of 2004 to develop cell-based therapeutic products that can be sold as “off-the-shelf” pharmaceuticals.

2. Significant Accounting Policies

The following significant accounting policies are followed by the Company in preparing its consolidated financial statements:

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Q Therapeutics have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and notes necessary for a complete presentation of financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles (US GAAP). This report on Form 10-Q should be read in conjunction with the Company’s annual report on Form 10-K for the year ended December 31, 2012.

The accompanying unaudited condensed consolidated balance sheets, statements of operations, and statements of cash flows reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. The results of operations for the nine-month period ended September 30, 2013 are not necessarily indicative of the results to be expected for the full year ending December 31, 2013.

Basis of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Q and its wholly owned subsidiary, Q Products, and Q Products’ wholly owned subsidiary, NeuroQ Research Inc. The Company is a development stage company engaged in the discovery, research, development and eventual commercialization of products as potential treatments for debilitating and fatal diseases of the CNS. All significant intercompany amounts have been eliminated.

Development Stage and Liquidity

For the period from March 28, 2002 (date of inception) through September 30, 2013, the Company has not generated significant revenues and has been developing its products. Therefore, the Company is considered to be in the development stage in accordance with the provisions of Accounting Standards Codification (ASC) Topic 915, Development Stage Entities. Cumulative amounts are presented for the period from March 28, 2002 (date of inception) through September 30, 2013. Historically, the Company has been dependent on government grants and debt and equity raised from investors to sustain its operations. The Company expects to continue to fund its operations through similar sources of capital. There can be no assurance that such capital will be available on favorable terms or at all. If it is unable to raise additional capital, the Company will likely be forced to curtail desired development activities, which will delay the development of its product candidates. The Company’s products have not been approved by the U.S. Food and Drug Administration (FDA) for commercial sale; therefore, the Company has not generated revenues from commercial therapeutic product sales. The Company has incurred losses and used cash for operating activities since inception. As of September 30, 2013, the Company had an accumulated deficit of $23,257,551.

Given the current pace of pre-clinical and clinical development of its product candidates, management believes that the Company has sufficient resources to fund the Company’s operations through at least December 31, 2013. However, the Company will require additional cash resources during the first quarter of 2014. The Company is working to raise capital through the sale of common stock and filed a registration statement on June 20, 2013 with the Securities and Exchange Commission registering the offering and sale of 5,000,000 shares of its common stock with warrants to purchase up to 1,250,000 shares of common stock. The Company has not raised any capital through the sale of common stock during 2013.

Q Therapeutics, Inc.

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements Continued

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Accordingly, actual results could differ from those estimates. Key estimates include allowances for doubtful accounts receivable, useful lives for property and equipment, valuation allowances for net deferred income tax assets, and valuations for stock-based compensation awards. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.

Revenue Recognition and Grants Receivable

The Company periodically applies for research grants, including as a sub-recipient to grants funded by government agencies through research universities. Grant revenues are recognized as associated expenses are incurred and are billed in conjunction with the terms of the grants. The Company records its grants receivable in accordance with the provisions of the grant agreements. The Company’s grants receivable are considered past due when payment has not been received within 30 days of the invoice date, although certain institutions customarily do not pay within 30 days of the invoice date. The amounts of the specific reserves are estimated by management based on various assumptions including the age of the individual receivable, as well as changes in payment schedules and histories. Grants receivable balances are charged off against the allowance for doubtful accounts when management determines the potential for recovery is remote. Recoveries of receivables previously charged off are recorded when payment is received. For the nine months ended September 30, 2013, revenues were derived from two customers.

In December 2012, the Company was notified of a sub-award as part of grant funding awarded to The Johns Hopkins University (JHU) from the National Institute of Neurological Disorders and Stroke (NINDS) of the National Institutes of Health. The sub-award for the 2012-2013 grant plan year is $631,383. In May 2013, JHU applied for, and was granted a six-month extension for completing the analysis and remitting data and expenses. As of September 30, 2013, $491,588 has been invoiced under the sub-award and $3,667 is included in the grants receivable balance. The balance outstanding is expected to be paid upon the completion of the extension.

Stock-Based Compensation

The Company calculates the estimated fair value of its stock options and warrants on the grant date using the Black-Scholes option-pricing model. The Company recognizes stock-based compensation expense as services are provided, which is generally over the vesting period of the individual equity instruments. Expense related to stock options issued in lieu of cash to non-employees for services performed are measured at the fair value of the options on the date they are earned.

The volatility assumption used in the Black-Scholes option-pricing model is based on the volatility of publicly traded companies in the same industry segment as the Company. The expected lives of the options and warrants granted represent the periods of time that the options granted are expected to be outstanding. The risk free rates for periods within the contractual lives of the options and warrants are based on the U.S. treasury securities constant maturity rate that corresponds to the expected terms in effect at the time of grant. Stock-based compensation is included in general and administrative expense in the statements of operations.

Net Loss Per Common Share

Basic net income or loss per common share (Basic EPS) is computed by dividing net income or loss by the weighted average number of common shares outstanding. Diluted net income or loss per common share (Diluted EPS) is computed by dividing net income or loss by the sum of the weighted average number of common shares outstanding and the dilutive potential common share equivalents then outstanding. Potential dilutive common share equivalents consist of shares issuable upon the exercise of outstanding stock options and warrants to acquire common stock.

Due to the fact that for all periods presented the Company has incurred net losses, potential dilutive common share equivalents as of September 30, 2013 and 2012, totaling 16,107,458 and 15,072,509, respectively, are not included in the calculation of Diluted EPS because they are anti-dilutive. Therefore, basic net loss per common share is the same as diluted net loss per common share for the three and nine months ended September 30, 2013 and 2012.

Recent Accounting Pronouncements

The Company has reviewed accounting pronouncements that become effective subsequent to September 30, 2013 and does not believe the future adoption of those pronouncements will have a material impact on the Company’s financial position, results of operations or liquidity.

Q Therapeutics, Inc.

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements Continued

3. Accrued Compensation

Accrued compensation consists of the following:

	September 30, 2013	December 31, 2012
Accrued wages	$162,531	$17,046
Accrued vacation	69,991	70,846

Total accrued compensation	$232,522	$87,892

Starting in March 2013, certain of the Company’s executives agreed to defer part, if not all, of their salaries until additional funding is obtained.

4. Notes Payable

Between August 12 and September 30, 2013, the Company received $250,000 in cash proceeds resulting from a bridge financing by a group of note holders, some of which are also stockholders that are considered affiliates, as evidenced by promissory notes (Notes). The Notes were issued at 50% of face value, bear interest at the rate of 8% per annum, and are due in full beginning February 5, 2014. Notes payable as of September 30, 2013 are $500,000. To date, the Company has recorded interest relating to the note of $65,942, of which almost all pertains to the amortization of the debt discount with an additional $188,333 of debt discount costs to be amortized over the remaining term of the note. As of September 30, 2013, no payments towards principal or interest had been made.

The effective interest rate related to this financing is approximately156%.

5. Stockholders’ Equity

Common Stock

During the nine months ended September 30, 2013, the Company issued 75,001 shares of its common stock with an estimated fair value of $75,001 to an investor and public relations firm in lieu of cash for services rendered during the period. In September 2013, the Company issued 100,000 shares of its common stock with an estimated fair value of $100,000 related to a licensing agreement with a collaborative partner. As of September 30, 2013, 24,936,833 shares of common stock are outstanding.

Stock Options

The following summarizes the outstanding common stock options and related activity for the nine months ended September 30, 2013:

		Weighted
	Number of	Average Exercise
	Options	Price Per Share
Outstanding as of December 31, 2012	3,865,440	$0.34
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding as of September 30, 2013	3,865,440	0.34

Exercisable as of September 30, 2013	3,388,773	0.25

On December 18, 2012, the Board of Directors approved, subject to stockholder approval, the addition of 3,000,000 shares to the 2011 Equity Incentive Compensation Plan (the Plan). On May 6, 2013, stockholders representing 69% of the issued and outstanding voting common stock of the Company accepted the Board of Directors’ recommendation and provided their written consent to approve these additional 3,000,000 shares of common stock of the Company to the pool of shares reserved for issuance under the Plan, increasing

Q Therapeutics, Inc.

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements Continued

the number of shares from 1,877,529 to 4,877,529 shares. As of September 30, 2013, options to purchase 3,987,529 shares of common stock under the Plan were available for future grant. The following summarizes information about stock options outstanding as of September 30, 2013:

		Weighted
		Average	Weighted		Weighted
	Numbers of	Remaining	Average	Number of	Average
Exercise	Options	Contractual	Price	Options	Price
Price	Outstanding	Life (Years)	Exercise	Exercisable	Exercise
$0.06 – $0.08	902,600	5.58	$0.08	902,600	$0.08
$0.15 – $0.19	2,072,840	5.70	0.17	2,072,840	0.17
$1.00	890,000	8.34	1.00	413,333	1.00

	3,865,440	6.28	0.34	3,388,773	0.25

As of September 30, 2013, the aggregate intrinsic value of outstanding and exercisable stock options was $2,549,625.

Stock-based compensation for the three months ended September 30, 2013 and 2012 was $25,439 and $40,445, respectively. Stock-based compensation for the nine months ended September 30, 2013 and 2012 was $76,316 and $95,912, respectively. As of September 30, 2013, the Company had $219,439 of unrecognized stock-based compensation expense related to non-vested awards that will be recognized over a weighted-average period of 2.3 years.

Warrants

In October 2012, the Company entered into a service agreement with an investor relations and public advisory firm. As part of the agreement, the service provider was entitled to receive up to 250,000 warrants to purchase common stock at prices ranging from $1.25 to $2.75 per share with a term of two years. The warrants are immediately exercisable upon issuance. On January 1, 2013, the first tranche of 62,500 warrants was issued with an exercise price of $1.25. On April 1, 2013, the second tranche of 62,500 warrants were issued with an exercise price of $1.75. On July 1, 2013, the third tranche of 62,500 warrants were issued with an exercise price of $2.25.

As of September 30, 2013, 12,242,018 warrants to purchase common stock had been issued with exercise prices ranging from $.046 to $2.25 per share and terms ranging from two to seven years. The weighted average warrant exercise price is $1.40 and the weighted average remaining life is 4.7 years.

6. Commitments and Contingencies

Supplier Agreements

In March 2010, the Company entered into a service agreement with an outside research firm to support the Company’s preclinical Good Laboratory Practice (GLP) safety studies.

In November 2012, the Company and the supplier amended the terms of their original agreement via a Letter of Understanding and increased the total purchase commitment with the supplier to approximately $2,600,000 with an expected completion by year-end 2013. Upon conclusion of the supplier’s final project report, any outstanding balance will be converted into a note payable accruing interest at 8% until July 31, 2015. Any outstanding amounts thereafter shall accumulate interest at 10% through March 31, 2016. Should the Company be successful in obtaining additional financing, the amendment calls for a percentage of the funds raised to immediately pay down the outstanding balance. As of September 30, 2013, the amount owed under this agreement totaled $2,136,730 and is included in accounts payable. The supplier also was granted, upon successful completion of the clinical study, a right of first negotiation on any future preclinical GLP safety to toxicology studies.

Q Therapeutics, Inc.

(A Development Stage Company)

Notes to Condensed Consolidated Financial Statements Continued

Advisory Agreements

In February 2013, the Company entered into an agreement to engage a financial advisory firm for a minimum term of six months. The agreement was revised in May 2013. The financial advisory firm is entitled to a commission equal to 7% of the total proceeds raised by the Company from its financing efforts payable in cash; and if warrants are issued as part of the placement of securities, an issuance of warrants equivalent to 1% of the aggregate number of warrants purchased in the offering, collectively not to exceed 8%. Additionally, the Company shall reimburse reasonable out-of-pocket expenses. To date, no placement of securities has occurred.

In July 2013, the Company entered into a business consulting services agreement effective through December 31, 2015. Under the agreement, the Company issued an initial payment of a warrant to purchase 75,000 shares of common stock at a strike price of $1.01 per share, with a five-year life and a cashless exercise option. The business consulting firm is entitled to receive additional warrants for up to 100,000 shares of common stock with similar terms.

7. Related Party Transactions

Between August 12 and September 30, 2013, the Company received $250,000 in cash proceeds resulting from a bridge financing by a group of note holders, which included both an officer and an affiliate. The officer has since transferred ownership of the note to an affiliate.

Q Therapeutics, Inc.

(A Development Stage Company)

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of events could differ materially from those anticipated as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The following discussion of our financial condition and results of operations should be read with our unaudited consolidated financial statements and the related notes included elsewhere in this Form 10-Q. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Company Overview

Q Therapeutics, Inc. conducts its operations through its wholly owned subsidiary, Q Therapeutic Products, Inc. (Q Products) and its wholly owned subsidiary, NeuroQ Research, Inc. (collectively, Q or the Company). Q Therapeutics is a Salt Lake City, Utah-based biopharmaceutical company that is developing human cell-based therapies intended to treat degenerative diseases of the brain and spinal cord, the primary components of the central nervous system (CNS). Q Products was incorporated in the state of Delaware on March 28, 2002, and merged with Q Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Grace 2, Inc., on October 13, 2011. Grace 2, Inc. was incorporated on October 27, 2005. On November 2, 2011, Grace 2 changed its name to Q Holdings, Inc., and on December 10, 2012, it changed its name to Q Therapeutics, Inc.

The technology upon which these therapies are based was developed by Q’s co-founder, Mahendra Rao, M.D., Ph.D., a global leader in glial stem cell biology, during his tenure as a Professor at the University of Utah and as Head of the Stem Cell Section at the National Institutes of Health. Q is managed by an experienced team of biotechnology executives with demonstrated start-up success and advised by leaders in the neurology and stem cell therapeutics fields.

Every year, hundreds of thousands of people suffer with debilitating neurodegenerative diseases such as Amyotrophic Lateral Sclerosis (ALS, or Lou Gehrig’s disease), Multiple Sclerosis (MS), Transverse Myelitis (TM) and Spinal Cord Injury (SCI). Traditional drugs tend to fail to treat the nerve damage caused by these diseases due to the multifactorial nature of these diseases and the inability of most drugs to address all of these factors. Q is developing a new and non-traditional approach targeted to improve the health of people suffering from neurodegenerative diseases: a human cell-based product called Q-Cells®.

Q-Cells are healthy human glial cells. The role of glial cells in the brain and spine is to support and protect neurons, which form the signal transmission lines of the central nervous system. Glial cells perform many functions including forming an insulating “myelin sheath” around neuronal axons providing the necessary growth factors needed to maintain a healthy nervous system, and removing compounds that are toxic to neurons. Many neurodegenerative diseases arise when glial cells are damaged or destroyed, causing neurons to malfunction and eventually die. Q-Cells technology aims to treat neurodegenerative diseases by supplementing the damaged or missing glia in the central nervous system with new, healthy cells that can help maintain and/or restore neuron function to a more robust state.

The diseases targeted by Q’s products are not well treated with current drug therapies. At best, patients suffering from these diseases can, in some cases, only hope to slow their inexorable progression and the associated disabilities. A handful of companies are exploring the possibility of harnessing the power of stem or progenitors cells to treat these conditions, although no clear leader has emerged. In addition to utilizing its proprietary cellular products as therapeutic products, Q may evaluate novel ways to utilize these cells to screen for new drugs (such as small molecule compounds) that could also provide treatments for neurological diseases.

Q believes that a worldwide market exists for those companies whose cell-based treatments become commercial products. Q’s patent protected technology represents an opportunity to build on the recent advancements in the cell therapy field and bring to market a therapeutic approach that will change the way medicine is practiced in treating many disabling and fatal conditions of the central nervous system.

Q Therapeutics, Inc.

(A Development Stage Company)

Results of Operations for the Three Months Ended September 30, 2013 compared to the Three Months Ended September 30, 2012:

For the period from March 28, 2002 (date of inception) through September 30, 2013, we have not generated significant revenues and have been focused on developing our products for therapeutic use for commercial sale. Q is considered to be a development stage company.

We have not generated revenues in excess of expenses and have been dependent on government grants and debt and equity raised from investors to sustain our operations. Our products have not yet been approved by the FDA for commercial sale, and as a result we have not generated revenues from therapeutic product sales. We have incurred losses and used cash in operating activities since inception. As of September 30, 2013, the Company had an accumulated deficit of $23,257,551 and negative working capital of $2,502,034.

Revenues

The Company has generated minimal revenues through (1) research grants from foundations and government agencies such as the National Institutes of Health (NIH), (2) granting rights to the Company’s technology to other entities, and (3) sales of its product for research purposes.

Grant revenues for the three months ended September 30, 2013 and 2012 were $0. A sub-award was approved in December 2012 for a total of $631,383 for the 2012-2013 grant budget year. To date, approximately $491,588 has been billed to NIH. We anticipate grant revenues to increase as we identify new opportunities for grants that are available and specific to our research of cell-based therapies.

License fees and other revenues for the three months ended September 30, 2013 and 2012, were $12,000 and $0, respectively. The increase was due to a sale of non-commercial products to a collaborative research partner.

Cost of Revenues

Cost of revenues for the three months ended September 30, 2013 and 2012 were $4,800 and $0, respectively. The increase is due to the cost of products sold to a collaborative research partner.

Research and Development Expenses

Q anticipates that development activities and costs will remain approximately the same as it advances the work necessary to complete our future Investigational New Drug (IND) submission. This includes Good Laboratory Practices (GLP) animal safety studies, injection device studies, manufacturing activities and working with clinical and regulatory consultants. Should additional financing be obtained, we may also increase research and development activities to evaluate use of our proprietary products in other disease indications, including working with outside collaborators.

Research and development expenses for the three months ended September 30, 2013, were $1,371,644, an increase of $1,088,503, or 384.4%, from $283,141 for the three months ended September 30, 2012. The increase is primarily due to the costs associated with the near completion of our safety studies.

General and Administrative Expenses

The following table details the general and administrative expenses incurred by the Company for the three months ended September 30, 2013 and 2012:

	For the Three Months
	Ended September 30,
	2013	2012	Change	%
Salaries and benefits	$131,989	$152,547	$(20,558)	-13.5%
Legal and professional fees	118,120	84,583	33,537	39.6%
Facility and office related	43,358	35,950	7,408	20.6%
Stock-based compensation	25,439	40,445	(15,006)	-37.1%
Travel and entertainment	7,176	3,969	3,207	80.8%
Depreciation	567	467	100	21.4%

Total general and administrative expenses	$326,649	$317,961	$8,688	2.7%

Q Therapeutics, Inc.

(A Development Stage Company)

Results of Operations for the Nine Months Ended September 30, 2013 compared to the Nine Months Ended September 30, 2012:

Revenues

Grant revenues for the nine months ended September 30, 2013 and 2012 were $12,286 and $7,229, respectively. The increase was primarily due to being the recipient of a sub-award of an NIH grant issued to The Johns Hopkins University. License fees and other revenues for the nine months ended September 30, 2013 and 2012, were $12,000 and $0, respectively. The increase was due to a sale of non-commercial products to a collaborative research partner.

Cost of Revenues

Cost of revenues for the nine months ended September 30, 2013 and 2012 were $4,800 and $0, respectively. The increase is due to the cost of products sold to a collaborative research partner.

Research and Development Expenses

Research and development expenses for the nine months ended September 30, 2013 were $1,642,591, an increase of $877,781, or 114.8%, from $764,810, for the nine months ended September 30, 2012. The increase is primarily due to the costs associated with the completion of our safety studies. We anticipate our research and development expenses will remain approximately the same as we continue our ongoing safety studies and until additional financing can be obtained.

General and Administrative Expenses

The following table details the general and administrative expenses incurred by the Company for the nine months ended September 30, 2013 and 2012:

	For the Nine Months
	Ended September 30,
	2013	2012	Change	%
Salaries and benefits	$451,418	$446,850	$4,568	1.0%
Legal and professional fees	390,057	350,070	39,987	11.4%
Facility and office related	139,278	132,982	6,296	4.7%
Stock-based compensation	76,316	95,912	(19,596)	-20.4%
Travel and entertainment	19,570	24,339	(4,769)	-19.6%
Depreciation	1,600	1,378	222	16.1%
Bad debt expense	—	(2,282)	2,282	-100.0%

Total general and administrative expenses	$1,078,239	$1,049,249	$28,990	2.8%

The increase in general and administrative expenses is primarily due to the preparation, review and filing of its Registration Statement on Form S-1 with the SEC on June 20, 2013. We anticipate general and administrative expenses to remain at approximately the same levels, or decrease as necessary due to our cash constraints, until further financing becomes available.

Liquidity and Capital Resources

For the nine months ended September 30, 2013, net cash used in operating activities totaled $690,040 compared to $1,619,807 for the nine months ended September 30, 2012. Cash outflows decreased in 2013 primarily due to the payment arrangement with a vendor for our safety studies, payment of professional services with Company securities in lieu of cash, and deferral in payment of executive salaries.

For the nine months ended September 30, 2013, net cash used in investing activities related to the purchase of lab and computer equipment totaled $23,802 compared to $2,363 for the nine months ended September 30, 2012.

For the nine months ended September 30, 2013, net cash provided by financing activities was $250,000 compared to $176,800 for the nine months ended September 30, 2012. Cash provided by financing activities was from the bridge financing that was completed in September 2013. Financing activities in 2012 related to cash proceeds of $190,000 from the private placement of the Company’s securities and the exercise of stock options for $1,800, offset by the repayment of a $15,000 note payable in the first nine months of 2012.

Q Therapeutics, Inc.

(A Development Stage Company)

As of September 30, 2013, the Company had negative working capital of $2,502,034. Of the amount included in accounts payable, $2,136,730 is owed to a vendor and is not payable until the current project is completed, which is expected to be in the fourth quarter of 2013. Upon completion of the project, the Company will have the option to convert a portion of the balance owed to this vendor into equity with a note payable issued for the balance due by March 31, 2016.

Between August 12 and September 30, 2013, the Company received $250,000 in cash proceeds from a bridge financing. We believe that our current levels of cash, when combined with (1) our expected cash flows from grant revenues, and (2) reductions to our current operating expenses, will be sufficient to meet our liquidity needs through at least December 31, 2013; however, we will require additional cash resources during the first quarter of 2014 in order to continue the Company’s current operations. We will need additional cash resources in the future if we pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. To satisfy future cash requirements, we expect to seek funding through government grants, the issuance of debt or equity securities and/or the obtaining of a credit facility. Any future issuance of equity securities would cause dilution for our stockholders. Any incurrence of indebtedness will increase our debt service obligations and may cause us to be subject to restrictive operating and financial covenants. It is possible that we will be unsuccessful securing future government grants and financing may not be available to us in amounts or on terms that are favorable to the Company or not available at all.

Recent Accounting Pronouncements

The Company has reviewed recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements will have a material impact on the Company’s financial position, results of operations or liquidity.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Significant Accounting Policies

Significant accounting policies are those policies which are both important to the presentation of a company’s financial position and results of operations and require management’s most subjective or complex judgments. Often estimates are required to be made about matters that are inherently uncertain. No significant changes to our accounting policies occurred during the periods presented. For a further discussion of our significant accounting policies, see our Annual Report on Form 10-K for the year ended December 31, 2012.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

None.

Item 4. Controls and Procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our filings under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC. This information is accumulated and communicated to our executive officers to allow timely decisions regarding required disclosure. Our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based upon that evaluation, our Chief Executive Officer and the Chief Financial Officer have concluded that our disclosure controls and procedures were effective as of September 30, 2013.

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934) occurred during the quarter ended September 30, 2013 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Q Therapeutics, Inc.

(A Development Stage Company)

PART II

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

In July, the Company issued a warrant to purchase 75,000 shares of its common stock at a strike price of $1.01 per share. The warrant has a five-year life, and provides for a cashless exercise option. The issuance of the securities was made to one party in a private offering exempt from registration in reliance on Section 4(2) of the Securities Act of 1933, as amended.

In September 2013, the Company issued 100,000 shares of its common stock with an estimated fair value of $100,000 related to a licensing agreement with a collaborative partner. The issuance of the securities was made to one party in a private offering exempt from registration in reliance on Section 4(2) of the Securities Act of 1933, as amended.

On October 15, 2013, the Company entered into an amendment of an agreement with an investor relations firm which extended the original service term through September 30, 2013. In lieu of cash, the investor relations firm received an additional 25,000 shares of common stock for services rendered from July 1, 2013 through September 30, 2013 as described below:

•	8,333 shares of common stock issued on July 1 and August 1of 2013, and

•	8,334 shares of common stock issued on September 1 of 2013.

The issuance of the securities was made to one party in a private offering exempt from registration in reliance on Section 4(2) of the Securities Act of 1933, as amended. Additionally, the Company agreed to issue up to 250,000 warrants between January 1, 2013 and October 1, 2013 based on achievement of time-based objectives, with exercise prices ranging between $1.25 and $2.75. Warrants to purchase 62,500 shares of common stock were issued and immediately vested on January 1, 2013 with an exercise price of $1.25. Warrants to purchase 62,500 shares of common stock were issued and immediately vested on April 1, 2013 with an exercise price of $1.75. Warrants to purchase 62,500 shares of common stock were issued and immediately vested on July 1, 2013 with an exercise price of $2.25.The warrants have a two-year life. The issuance of the securities was made to one party in a private offering exempt from registration in reliance on Section 4(2) of the Securities Act of 1933, as amended.

Item 6. Exhibits.

Index to Exhibits

Exhibit	Description

10.1(1)	Form of Promissory Note

31.1(1)	Certification of the Company’s Principal Executive Officer pursuant to 15d-15(e) under the Securities and Exchange Act of 1934, as amended, with respect to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

31.2(1)	Certification of the Company’s Principal Financial and Principal Accounting Officer pursuant to 15d-15(e) under the Securities and Exchange Act of 1934, as amended, with respect to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

32.1*	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Principal Executive Officer ) and (Principal Financial Officer and Principal Accounting Officer).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Presentation Linkbase

(1)	Filed herewith.
*	Furnished herewith.

Q Therapeutics, Inc.

(A Development Stage Company)

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 14, 2013	By: /s/ DEBORAH A. EPPSTEIN
Name: Deborah A. Eppstein, PhD Title: Chief Executive Officer, President (Principal Executive Officer)

Date: November 14, 2013	By: /s/ STEVEN J. BORST
Name: Steven J. Borst Title: Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 10.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.

Q THERAPEUTICS, INC.

PROMISSORY NOTE

$[ ]	Salt Lake City, UT , 2013

1. Principal and Interest. Q Therapeutics, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of [            ] or its assigns (the “Holder”) in lawful money of the United States, the principal amount of [            ] ($            ), together with interest (computed on the basis of a 360-day year) accrued on the unpaid principal of this Note at the rate of 8.00% per annum commencing on the date hereof with simple interest accruing. The initial purchase price of this Note shall be an amount equal to fifty percent (50.0%) of the original face or principal amount of this Note, as referenced above.

Unless the entire outstanding principal amount of this Note, together with all accrued but unpaid interest hereon, is converted in full in accordance with the provisions of Section 2 hereof, this Note, together with all accrued but unpaid interest thereon, is due and payable (a) on the first to occur of (i) that date which is 180 days subsequent to the date of execution of this Note; (ii) the occurrence of a Liquidity Event, as defined below (the first of such events to occur, the “Maturity Date”), or (b) on demand by written notice following an Event of Default. The Company shall, on the Maturity Date or, if earlier, within three (3) business days of receipt of the written notice referred to in the immediately preceding sentence (the “Payment Date”), pay the outstanding principal and all accrued and unpaid interest on this Note (as well as any other amounts payable hereunder) as of the Maturity Date or the Payment Date, as applicable. A “Liquidity Event” shall mean any of the following: (A) the consummation by the Company of a Qualified Financing as defined herein below, (B) the sale by the Company of all or substantially all of its assets, or (3) the acquisition by a third party of all of the outstanding equity interests of the Company or the consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own fifty percent (50%) or less of the Company’s voting power immediately after such consolidation, merger or reorganization.

The Company shall have one option to extend the Maturity Date of this Note for an additional 180 days by notifying the holder of this note in writing at least 10 business days prior to the original Maturity Date and paying an extension fee. The extension fee shall be an amount equal to 25.0% of the then outstanding principal and interest payable in the form of a note in a form similar to this Note (the new note shall not have an option to extend the Maturity Date). For the avoidance of doubt, in no case shall this Note’s Maturity Date exceed a date that is 360 days from the date hereof.

2. Optional Conversion. In the event of the closing by the Company of a Qualified Financing (as defined below) on the Maturity Date, should the Company and a majority of the Note Holders negotiate and mutually agree on terms converting this Note into a Qualified Financing (“Optional Conversion Terms”), the Company and Holder agree to convert all of the outstanding principal of, and accrued interest on, this Note into the shares of stock of the Company or its successor or affiliated entity issued and sold to the investors in the Qualified Financing (“QF Conversion Securities”) on the Optional Conversion Terms. A “Qualified Financing” shall mean the closing of an equity investment in the form of the Company’s capital stock occurring after the date hereof in which the Company receives from one or more investors (which investors may include the Holder) with gross proceeds to the Company of at least $3,000,000 (not including any debt conversion or cancellation of indebtedness unless allowed by investors in the Qualified Financing). Upon conversion of this Note in accordance with this Section 2, then the Holder shall become party to a purchase agreement and all related agreements, each in customary form, along with the investors participating in such Qualified Financing.

3. No Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of deferment or advancement of loan proceeds, acceleration of maturity of the loan evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed the maximum interest rate permitted by the laws of the State of Delaware or otherwise. If at any time the performance of any provision involves a payment exceeding the limit of the price that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder hereof that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest hereunder, or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal.

4. Attorneys’ Fees. If the indebtedness represented by this Note or any part thereof is collected in any judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by the Holder, as well as any and all interest that has accrued on the outstanding principal after the commencement of bankruptcy, receivership or other judicial proceedings.

5. Transfer.

(a) The rights and obligations of the Company and the Holder of this Note will be binding upon and inure to the benefit of the successors, assigns and transferees of the parties hereto.

(b) Notwithstanding the provisions of the legend appearing on the face of this Note, the Holder may, prior to payment in full hereof, and with the Company’s consent or approval at its sole discretion, surrender this Note at the principal office of the Company for transfer or exchange of all or any portion of this Note; provided, however, that such transferee to which all or a portion of this Note is transferred (i) shall be an accredited investor, as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities

2

Act”), and (ii) shall agree in writing to be subject to the terms hereof to the same extent as if it were an original Holder. Within a reasonable time after notice to the Company by the Holder of its intention to make such exchange and without expense to the Holder, the Company shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of the Note so surrendered, having the same rate of interest, containing the same provisions, and subject to the same terms and conditions as the Note so surrendered. Each such new Note shall be made payable to such person or persons, or transferees, as the Holder of such surrendered Note may designate in writing.

6. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be faxed or delivered to each party to the facsimile number or its address set forth below (or to such other facsimile number or address as the recipient of any notice shall have notified the other in writing). All such notices and communications shall be effective (a) when delivered by Federal Express or other overnight courier service of recognized standing; or (b) when delivered by hand, upon delivery; and (c) when faxed, upon confirmation of receipt.

If to the Holder, to:

Ph

If to the Company, to:

Q Therapeutics, Inc.

615 Arapeen Drive, Ste. 102

Salt Lake City, UT 84108

Ph (801) 582-5400

Fx (801) 582-5401

Attention: Chief Financial Officer

With a copy to:

P. Christian Anderson, Esq.

Ballard Spahr LLP

One Utah Center, Suite 800

Salt Lake City, UT 84111

Ph (801-517-6826

Fx (801) 531-3001

7. Event of Default.

(a) General. If an Event of Default (as defined below) occurs, the Holder may, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest and all other amounts payable on, this Note to be immediately due and payable. The Company agrees to give the Holder of this Note written notice of the occurrence of an Event of Default promptly (setting forth in reasonable detail all facts related thereto).

3

(b) Definition. For purposes of this Note, an “Event of Default” is any of the following occurrences:

(i) The Company shall fail to pay the outstanding principal and all accrued and unpaid interest and all other amounts payable on this Note on the Maturity Date; or

(ii) The Company shall have breached any covenant in this Note (other than a payment default described in Section 7(b)(i)), and, with respect to breaches capable of being cured, such breach shall not have been cured within five (5) days following notice of such breach to the Company by the Holder; or

(iii) Any representation or warranty subject to a materiality qualification made by the Company herein or any other document referred to herein shall prove to have been incorrect in any respect, or any representation or warranty not subject to a materiality qualification made by the Company herein or in any other such document shall prove to have been incorrect in any material respect; or

(iv) The Company shall be involved in financial difficulties as evidenced (i) by its commencement of a voluntary case under Title 11 of the United States Bankruptcy Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition, (ii) by the entry of an order for relief in any involuntary case commenced under said Title 11, which order is not rescinded within 60 days of the date of entry of such order, (iii) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief, (iv) by the entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property, or (v) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

(v) The Company shall take any action authorizing, or in furtherance of, any of the foregoing.

In case any one or more Events of Default shall occur and be continuing, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise. In case of a default in the payment of any principal of or premium, if any, or interest on this Note, the Company will pay to the Holder such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy shall operate as a

4

waiver thereof or otherwise prejudice the Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

8. Waivers and Amendments. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Notwithstanding the foregoing, in the event that at any time prior to date that this Note is paid in full or converted into QF Conversion Securities, the Company issues any additional convertible bridge notes on terms more favorable to the holders thereof than contained in this Note, than the terms and conditions of this Note shall automatically be deemed to be revised to correspond to such more favorable terms.

9. Governing Law. This Note is being delivered in, and shall be governed by and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws provisions thereof.

10. Fractional Shares. No fractional shares will be issued in connection with any conversion hereunder; in lieu of such fractional shares, the Company shall pay to the Holder in cash that amount of the unconverted principal balance of, or accrued interest on, this Note.

11. Prepayment. The Company may prepay all or any portion of this Note without the prior approval of the Holder.

12. Miscellaneous. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

13. Arbitration. Any dispute arising under or in connection with any matter of any nature (whether sounding in contract or tort) relating to or arising out of this Agreement, shall be resolved exclusively by arbitration. The arbitration shall be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All parties agree to be (1) subject to the jurisdiction and venue of the arbitration in the State of Utah, (2) bound by the decision of the arbitrator as the final decision with respect to the dispute, and (3) subject to the jurisdiction of the District Courts of the State of Utah for the purpose of confirmation and enforcement of any award.

[Remainder of Page Intentionally Blank]

5

Q THERAPEUTICS, INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

6

EXHIBIT 31.1

Q Therapeutics, Inc.

(A Development Stage Company)

Certification of the Company’s Principal Executive Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Release 34-46427

I, Deborah A. Eppstein, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Q Therapeutics, Inc. for the fiscal quarter ended September 30, 2013.

2. Based on my knowledge, this report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2013	By:	/s/ DEBORAH A. EPPSTEIN
	Name:	Deborah A. Eppstein, PhD
	Title:	Chief Executive Officer, President
(Principal Executive Officer)

EXHIBIT 31.2

Q Therapeutics, Inc.

(A Development Stage Company)

Certification of the Company’s Principal Financial Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Release 34-46427

I, Steven J. Borst, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Q Therapeutics, Inc. for the fiscal quarter ended September 30, 2013.

2. Based on my knowledge, this report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2013	By:	/s/ STEVEN J. BORST
	Name:	Steven J. Borst
	Title:	Chief Financial Officer, VP Corporate Development
(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT 32.1

Q Therapeutics, Inc.

(A Development Stage Company)

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, Deborah A. Eppstein, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Form 10-Q of Q Therapeutics, Inc. for the quarter ended September 30, 2013,fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents in all material respects, the financial condition and results of operations of, Q Therapeutics, Inc.

Date: November 14, 2013	By:	/s/ DEBORAH A. EPPSTEIN
Deborah A. Eppstein, PhD
Chief Executive Officer, President
(Principal Executive Officer)

I, Steven J. Borst, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Form 10-Q of Q Therapeutics, Inc. for the quarter ended September 30, 2013,fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q fairly presents in all material respects, the financial condition and results of operations of, Q Therapeutics, Inc.

Date: November 14, 2013	By:	/s/ STEVEN J. BORST
Steven J. Borst
Chief Financial Officer, VP Corporate Development
(Principal Financial Officer and Principal Accounting Officer)

*	This certification shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.